Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Investment Funds, Inc.

811-05309

A special meeting of the shareholders of Nuveen Mid
Cap Select Fund (the Fund), a series of Nuveen
Investment Funds, Inc., was held on September 20,
2013.

The purpose of the meeting was to approve a reorganization of the Fund into Nuveen Symphony
Mid Cap Core Fund, a Series of Nuveen Investment
Trust II.

The results of the shareholder vote of were as follows:

<c> Mid Cap
Select Fund
To approve an Agreement and
Plan of Reorganization

   For
                  1,118,947
   Against
                         9,800
   Abstain
                         6,342
      Total
                  1,135,089

Proxy materials are herein incorporated by reference to the SEC filing on July 2, 2013, under Conformed Submission Type N 14A, accession number 0001193125-13-281251.